Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contacts: Superior Offshore International Roger Burks, Executive VP & CFO roger.burks@superioroffshore.com 713-910-1875

DRG&E Ken Dennard / ksdennard@drg-e.com Anne Pearson / apearson@drg-e.com 713-529-6600
Superior Offshore International Reports Third Quarter 2007 Results
Provides 4Q 2007 and Full-Year 2008 Guidance
HOUSTON, November 14, 2007 — Superior Offshore International, Inc. (NASDAQ: DEEP), a leading provider of subsea construction and commercial diving services to the oil and gas industry, today reported results for the three and nine months ended September 30, 2007.
     Superior Offshore reported revenues of $75.5 million for the third quarter of 2007, compared with revenues of $64.4 million in the third quarter of 2006. The Company reported net income of $3.6 million, or $0.14 per diluted share, in the third quarter of 2007, compared with net income of $13.7 million, or $0.92 per diluted share, in the third quarter of 2006. Included in net income for the third quarter of 2007 were charges totaling $0.9 million, or $0.03 per share, related to the sale of the Belle Chasse fabrication facility and Sarbanes-Oxley implementation.
     Adjusted EBITDA, defined as EBITDA (earnings before interest expense net of capitalized interest, income taxes, depreciation and amortization and loss on extinguishment of debt), which is a non-GAAP financial measure, plus stock-based compensation was $11.1 million in the third quarter of 2007, compared with $22.8 million in the third quarter of 2006. A reconciliation of Adjusted EBITDA to the Company’s net income is found at the end of this news release.
     Third quarter 2007 revenues were significantly enhanced by the ongoing BP Trinidad project but were negatively impacted by the dry-dockings of the Superior Endeavour and Gulmar Falcon. Both vessels have returned to service and are currently on hire, although neither generated any revenue in the third quarter of 2007. Four-point surface diving vessel utilization and dayrates, along with “call-out” emergency response diving services, were significantly lower in the third quarter of 2007, compared to the same period in 2006, as demand for surface diving support in the Gulf of Mexico remained soft. The dry-dockings of the two vessels, and the lower four-point and call-out diving services demand, significantly reduced third quarter 2007 Adjusted EBITDA compared to the third quarter of 2006.
     James J. Mermis, Superior Offshore’s president and chief executive officer, stated, “Third quarter 2007 results reflect the Company’s continued progress in transforming Superior Offshore into an international subsea construction and commercial diving service company. Approximately 80 percent of revenues for the third quarter came from outside the Gulf of Mexico.
     “During the third quarter of 2007, we realized improved vessel utilization as compared with the first half of the year. All of our dynamically positioned vessels are currently under hire, except for the Toisa Puma, which is in dry dock until early December 2007. Three of our vessels are working on our BP Trinidad project — the largest project in company history. We expect to keep some of our assets in Trinidad after the BP project is completed around the end of the year, and we have been awarded a project with another E&P company when assets become available. We have established an office in Trinidad to pursue additional work opportunities in the region.
     “Our transformation was further accelerated with our recently announced acquisition of Ocean Flow International, LLC, a subsea engineering and project management firm, which is expected to close by the end of November. The opening of our Dubai office and the addition of Ocean Flow will enable us to focus on complementary services and to offer a broader range of services to a broader range of customers, allowing us to compete for larger-scale projects with longer contract terms and higher margins.
     “Looking at the fourth quarter of 2007, we expect revenues to benefit from the Superior Endeavor and Gulmar Falcon returning to work, and we are also refocusing on our 24-hour call-out diving services for emergency repair and maintenance.
     “As we move into 2008, we expect the continued weakness in the shallow water Gulf of Mexico to be offset by increased international and deep water work. The four-point market is still very challenging in the Gulf, and we are looking at potential opportunities to relocate those assets to international markets where they can realize higher utilization and pricing — and we can get enhanced marketing exposure for Superior in these markets. It is also important to note that all of our special dry-docks will be completed in 2007, and we currently have only one 30-day dry-docking scheduled for 2008,” concluded Mermis.

Year-to-Date Results
     For the nine months ended September 30, 2007, Superior Offshore reported revenues of $171.7 million, compared with revenues of $174.4 million for the first nine months of 2006. The Company reported a net loss of $1.0 million, or $0.05 per share, for the first nine months of 2007, compared with net income of $37.7 million, or $2.54 per diluted share, for the same period in 2006. Included in net income for the first nine months of 2007 were charges totaling $4.4 million, or $0.22 per share, related to the early extinguishment of debt, the sale of the Belle Chasse fabrication facility and Sarbanes-Oxley implementation.
Fleet Update
•	The Superior Endeavour, a DP II saturation Dive Support Vessel (“DSV”), returned to service in September 2007 on a saturation diving project in the U.S. Gulf of Mexico and began generating revenues in October. It has committed work through December 2007.

•	The Gulmar Condor, a DP II saturation DSV, experienced nearly full utilization during the third quarter of 2007 while working in Trinidad. Installation of a saturation diving system and work-class remotely operated vehicle (“ROV”) was completed during the quarter. This vessel has a deepwater heave-compensated crane and is currently being bid on projects that capitalize on synergies that will be provided by Ocean Flow in the deepwater market. She will enable Superior Offshore to secure the track record needed before final commissioning of the Superior Achiever.

•	The Seamec III, a DP II saturation DSV, is on hire in Trinidad and experienced nearly full utilization during the third quarter. The Company is currently marketing her in Trinidad and is seeking opportunities to keep her utilized in the area after completion of the BP project.

•	The Adams Surveyor, a DP II vessel, is currently providing deepwater ROV services in the U.S. Gulf of Mexico. This vessel experienced strong utilization during the third quarter, and the Company is negotiating for another ROV vessel to be chartered into the fleet.

•	The Gulmar Falcon, a DP II DSV, returned to service in October 2007 on a saturation diving project in the U.S. Gulf of Mexico and began generating revenues in November. She has committed work in the Gulf for the remainder of this year and will come up for re-charter in April 2008. Assuming utilization of its DP assets remains strong as anticipated, Superior Offshore will negotiate a renewal of her charter.

•	The Toisa Puma, a DP II vessel, is in drydock and has not generated any revenues to date. Superior Offshore is currently engaged in a dispute with the vessel’s owner regarding the vessel’s readiness for its intended use.

•	The Crossmar XIV, an anchored subsea construction barge, is currently on hire in Trinidad and based on weather could see utilization there through the end of this year. The Company is working with its partner, Crossmar, to secure additional work for the vessel, either in Trinidad or the Gulf of Mexico.

•	The Gulf Diver III, V and VI four-point surface diving vessels continued to experience low utilization and declining dayrates due to decreasing demand in the Gulf of Mexico. Superior Offshore is exploring the possibility of moving some of these vessels to locations outside of the Gulf of Mexico. The Company is currently considering several strategic alternatives for the Gulf Diver IV, including refurbishment or sale.

•	Construction of the Superior Achiever, a 430-foot DP III vessel, remains on schedule, with delivery expected in the second half of 2008.
     “We also believe that the dual diver accreditation of ADCI and IMCA status will give us a significant advantage as we move into the international arena,” added Mermis. “We currently employ over 300 international divers who hold dual certificates, and are currently in the process of dual-certifying more than 60 U.S. divers.”
2007 and 2008 Outlook
     Based on our current estimates, the timing of project work and current market conditions, the Company expects that full-year 2007 revenue will range between $265 million and $275 million.
     Adjusted EBITDA for the fourth quarter of 2007 is expected to be between $16 million and $18 million. Earnings per diluted share for the fourth quarter of 2007 is expected to range from $0.12 to $0.16, which will include one-time charges related to severance costs and extinguishment of debt expected to be $0.16 to $0.20 per diluted share.
     Based on our current estimates, the timing of project work and current market conditions, the Company estimates 2008 revenues will be $320 million to $350 million which does not include any revenue from the Superior Achiever. The Achiever is expected to be placed into service in the second half of 2008.
     These projections for 2007 and 2008 constitute forward-looking statements and are subject to substantial risks and uncertainties. Actual future results could differ materially from these projections as a result of a number of factors, including, but not limited to, our ability to be selected for new projects, the availability of charter vessels on suitable terms, possible shipyard delays, project delays and adverse weather conditions in the Gulf of Mexico as well as other factors described in the Company’s filings with the Securities and Exchange Commission.
Update on Form 10-Q filing for the period ended September 30, 2007
     The Company is currently negotiating a term loan facility with an alternate lender to refinance its existing senior secured term loan facility. However, due to the terms of the waiver with respect to certain covenant defaults that the Company obtained today from the lender under its existing senior secured term loan facility, in the absence of a written commitment with respect to a replacement term loan facility the Company’s external auditors believe that a reclassification of its long-term debt may be required. Superior Offshore and its external auditors are reviewing this matter and expect to complete the analysis in the near future. Accordingly, the Company will file a Form 12b-25 to automatically extend the deadline for timely filing of its Form 10-Q to November 19, 2007.
Conference Call
     Superior Offshore’s management team will hold a conference call on Thursday, November 15, 2007 at 9:30 a.m. Eastern Time to discuss third quarter 2007 results. To participate in the call, dial (303) 262-2125 at least 10 minutes early and ask for the Superior Offshore conference call. To listen to the live call on the internet, visit Superior Offshore’s website at least 15 minutes early to register and download any necessary audio software. A telephonic replay will be available through November 22, 2007 by calling (303) 590-3000 and using the pass code 11099979#. An archive of the web cast will be available for 60 days on the “Investor Relations” section of the Company’s web site at www.superioroffshore.com.
About Superior Offshore International, Inc.
     Superior Offshore International is a leading provider of subsea construction and commercial diving services to the offshore oil and gas industry, serving operators internationally and domestically in the outer continental shelf of the U.S. Gulf of Mexico. Construction services include installation, upgrading and decommissioning of pipelines and production infrastructure. Commercial diving services include inspection, maintenance and repair services and support services for subsea construction and salvage operations. The company also operates a construction/fabrication division.

Superior Offshore operates a fleet of 11 service vessels and provides remotely operated vehicles (ROVs) and saturation diving systems for deep water and harsh environment operations.
Forward Looking Statements
     Certain statements contained in this news release are forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements include information concerning our possible or assumed future business and financial performance and results of operations, including statements regarding projected 2007 and 2008 revenues and net income; expected drydocking schedules and the dates vessels and equipment will be placed in service; the expected closing of the Ocean Flow acquisition; expectations regarding the integration of Ocean Flow into our existing operation; expectations regarding demand for our services, operating revenues and other matters with regard to the outlook of our business and industry; our strategy, including the expansion and growth of our operations; and our plans, expectations and any effects of expanding our deepwater capabilities and pursuing international growth opportunities. We have based these statements on our assumptions and analyses in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly affect expected results, and actual future results could differ materially from those described in such statements. Although it is not possible to identify all factors, we continue to face many risks and uncertainties. Some of the factors that could cause actual future results to differ materially are described under the caption “Risk Factors” in our Prospectus, dated April 19, 2007 and filed with the Securities and Exchange Commission (“SEC”) on April 20, 2007, and our other filings with the SEC, which may be obtained by visiting the Investor Relations section of our website under “Financial Information” at www.superioroffshore.com or from the SEC’s website at www.sec.gov.
- Financial Statements Follow -

SUPERIOR OFFSHORE INTERNATIONAL, INC.
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net revenues	$75,495	$64,418	171,736	$174,413

Costs of revenues (excluding depreciation and amortization)	55,555	36,739	131,202	98,238
Selling, general and administrative	10,319	3,492	27,256	10,304
Depreciation and amortization	2,183	780	4,575	2,235
Loss (gain) on disposal of assets	64	(7)	36	148
Insurance	1,873	1,450	5,059	3,658
Bad debt expense	109	67	2,094	507

Income from operations	5,392	21,897	1,514	59,323

Interest expense(income)	(151)	224	(730)	556

Loss on extinguishment of debt	—	—	3,851	—

Income before income taxes	5,543	21,673	(1,607)	58,767

Provision for income taxes	1,979	8,007	(569)	21,056

Net income	$3,564	$13,666	(1,038)	$37,711

Earnings per share
Basic	$0.15	$0.92	(0.05)	$2.54
Diluted	$0.14	$0.92	(0.05)	$2.54

Weighted average shares outstanding
Basic	23,503	14,837	20,011	14,837
Diluted	25,953	14,837	20,011	14,837

SUPERIOR OFFSHORE INTERNATIONAL, INC.
Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended
	September 30,
	2007	2006
	(Unaudited)	(Unaudited)
Cash flows from operating activities:

Net income (loss)	$(1,038)	37,711
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,575	2,235
Provision for bad debt expense	2,094	507
Stock-based compensation expense	5,488	—
Loss on extinguishment of debt	3,851	—
Loss on disposal of assets	36	148
Deferred income taxes	(349)	1,129
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts and unbilled receivables	(15,627)	(25,198)
Inventory	(84)	(301)
Prepaid expenses	(3,358)	(2,709)
Other assets	(3,622)	35
Accounts payable and accrued expenses	14,796	1,203
Income taxes, net	(13,250)	10,097
Other liabilities	—	(57)

Net cash provided by (used in) operating activities	(6,488)	24,800

Cash flows from investing activities:
Purchase of property and equipment, net of acquisitions	(117,693)	(28,871)
Proceeds from disposal of assets	1,339	607
Acquisition of businesses, net of cash acquired	(2,370)	—
Deposits in restricted cash	(11,385)	(4,072)

Net cash used in investing activities	(130,109)	(32,336)

Cash flows from financing activities:
Payments on notes payable, net of assumed debt	(126,829)	(2,965)
Proceeds from notes payable	172,707	9,572
Draws on line of credit, net	10,081	3,873
Debt issuance cost	(4,188)	—
Dividend paid	(28,256)	(844)
Proceeds from initial public offering, net	118,027	—

Net cash provided by financing activities	141,542	9,636

Increase in cash and cash equivalents	4,945	2,100
Cash and cash equivalents, beginning of period	2,556	3,382

Cash and cash equivalents, end of period	$7,501	5,482

Supplemental cash flow disclosures:

Cash paid for income taxes	$13,250	10,050

Cash paid for interest	3,228	1,098

     The following table sets forth key indicators and performance metrics for our business:

	2006		2007
	Q1		Q2	Q3	Q4	Q1	Q2	Q3

Number of vessels (as of
end of period) (1)		6	7	7	8	9	9	10
Number of vessel revenue days (2):
Owned and long-term charter		236	363	330	380	196	234	307

Short-term charter		521	291	247	318	408	128	324

Total vessel revenue days		757	654	577	698	604	362	631

Vessel utilization (3)		91%	93%	85%	88%	45%	51%	56%

U.S. natural gas prices (4)		$9.04	$8.81	$8.49	$7.86	$7.98	$8.63	$7.66
NYMEX crude oil prices (5)		$66.20	$73.29	$73.74	$64.70	$61.87	$68.72	$73.29

(1)	The number of vessels as of the end of each period represents our DP and four-point vessels owned or under long-term charter. Vessels acquired are treated as added to our fleet as of the date we purchased the vessel. Vessels under long-term charter are treated as part of our fleet during the term of the charter. We define long-term charters as charters of six months or longer. Our method of computation of number of vessels may or may not be comparable to other similarly titled measures of other companies. The number of vessels as of the end of certain periods included vessels that were not in service for those periods, as follows:
(a)	the first and second quarters of 2006 included the Gulf Diver IV and the Gulf Diver VI (owned);

(b)	the third quarter of 2006 included the Gulf Diver IV (owned) and the American Salvor (under long-term charter);

(c)	the fourth quarter of 2006 included the Gulf Diver IV (owned) and the American Salvor and Gulmar Condor (under long-term charter);

(d)	the first quarter of 2007 included the Gulf Diver IV (owned) and the Gulmar Condor (under long-term charter);

(e)	the second quarter of 2007 included the Gulf Diver IV and the Superior Endeavour (owned) and the Gulmar Condor (under long-term charter);

(f)	the third quarter of 2007 included the Gulf Diver IV (owned) and the Gulmar Falcon and the Toisa Puma (under long-term charter).

(2)	The number of vessel revenue days is the total number of days the vessels generated revenue. Our method of computation of number of vessel revenue days may not be comparable to other similarly titled measures of other companies.

(3)	Average vessel utilization is calculated by dividing the total number of days our owned or long-term chartered vessels generated revenues by the total number of days the vessels were available for service in each period and does not reflect days during the period between the dates vessels were acquired and initially placed in service and days vessels were in drydock for regulatory-related inspections and maintenance. Our method of computation of vessel utilization may or may not be comparable to other similarly titled measures of other companies.

(4)	Quarterly average of the Henry Hub natural gas 12-month strip futures price (dollars per Mmbtu).

(5)	Quarterly average of NYMEX WTI crude oil 12-month strip futures price (dollars per barrel).

Reconciliation of Adjusted EBITDA
(Dollars in thousands)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2007	2006	2007	2006

Net income (loss)	$(1,038)	37,711	3,564	13,666
Plus: interest expense, net of capitalized interest	204	715	678	299
Plus: depreciation and amortization	4,575	2,235	2,183	780
Plus: loss on extinguishment of debt	3,851	—	—	—
Plus: provision for income taxes	(570)	21,056	1,978	8,007

EBITDA	7,022	61,717	8,403	22,752

Plus: stock compensation expense	5,488	—	3,259	—

Adjusted EBITDA	$12,510	61,717	11,662	22,752